EXHIBIT 10.15

FOURTH AMENDMENT TO PROMISSORY NOTE

dated as of September 21, 2006

Reference is made to that certain promissory note dated January 28, 2005 (the “Note”), as amended, between CenterStaging Musical Productions, Inc., a California corporation, (the “Borrower”) and Charles Lico, a natural person, (the “Lender”). All terms defined in the Note shall have the same meaning in this Fourth Amendment, except as otherwise provided herein.

NOW, THEREFORE, Borrower and Lender hereby agree to amend the Note as follows:

1.    The Maturity Date of the Loan is hereby revised ab initio to December 31, 2006. Furthermore, the Lender agrees that the Borrower is not, and shall not be deemed to be, in default with respect to the original Maturity Date of the Loan set forth in the Note as well as any amendments,

2.    The parties acknowledge that the outstanding principal balance of the Loan as of the date hereof is $225,000. The Borrower agrees to pay the following installments on the balance of the Loan: $60,000 on or before September 30, 2006; $60,000 on or before October 31, 2006; $60,000 on or before November 30, 2006; and $45,000 on or before December 31, 2006. If any of these payments are 5 business days late the entire unpaid balance and accrued interest will be immediately due and payable.

The Borrow guarantees that he is not planning on going into bankruptcy any time in the near future.

3.    Except as expressly modified herein, the Note is hereby ratified and shall remain in full force and effect.

4.    This Fourth Amendment may be executed via facsimile and such facsimile shall be deemed an original hereof.

If Lender agrees with the foregoing, please execute this Fourth Amendment in the space below.

/s/ Howard Livingston

Howard Livingston
CFO CenterStaging Musical Productions, Inc.

/s/ Charles Lico

Charles Lico, an individual